Exhibit 99.1

FOR IMMEDIATE RELEASE	NEW YORK, NY (May 10, 2007)

INTERPUBLIC ANNOUNCES FIRST QUARTER 2007 RESULTS

Net Loss Narrows Compared to Year Ago

Summary

•	Revenue
o	First quarter 2007 revenue of $1.36 billion, compared to $1.33 billion the same period a year ago.
o	Organic revenue increase of 1.6% compared to the first quarter of 2006, due to higher revenue from existing clients and net client wins.
•	Net Results
o

First quarter 2007 net loss was $125.9 million and net loss applicable to common shareholders was $132.8 million, or ($0.29) per basic and diluted share, compared to a net loss of $170.2 million and a net loss applicable to common shareholders of $182.1 million, or ($0.43), a year ago.

•	Operating Results
o	During the first quarter, operating expenses decreased to $1.48 billion in 2007, from $1.49 billion last year.
o	Operating loss in the first quarter of 2007 was $124.2 million, compared to a loss of $159.6 million in 2006.

“Last year, we reversed a multi-year organic revenue decline and put the company back on a positive organic trajectory. This quarter, we began to build on this accomplishment. We also saw continued good progress in lowering office and general expenses,” said Michael I. Roth, Interpublic's Chairman and CEO. “Our operating units are focused on delivering integrated and accountable solutions to our clients. We will continue to assist them by

Interpublic Group   1114 Avenue of the Americas    New York, NY 10036     212-704-1200 tel     212-704-1201 fax

developing our talent base and investing in emerging markets and digital capabilities. Going forward, we must increase the rate of improvement in organic growth, as well as aggressively address staff costs. We remain on target to achieve our operating plan for 2007, which puts us in position to meet the turnaround goals that we have communicated to the market.”

First Quarter 2007 Operating Results

Revenue

Reported revenue of $1.36 billion in the first quarter of 2007 was up 2.4% compared with the year-ago period. During the quarter, the effect of foreign currency translation was positive 2.4%, the impact of net divestitures was negative 1.6% and the resulting organic increase in revenue was 1.6%.

For the first quarter of 2007, we achieved organic revenue growth in the United States, primarily reflecting increased spending from existing clients and net client wins. Revenue also was up organically for the quarter in the United Kingdom, but declined organically in the Continental Europe and Asia Pacific regions. The organic revenue decline in Asia Pacific reflects a major marketing services assignment that does not recur annually and took place in 2006 as well as changes in the timing of client spending relative to a year ago.

Operating Expenses

During the first quarter, salaries and related expenses were $988.8 million, up 4.0% compared to the same period in 2006. Adjusted for currency effects and the net effect of acquisitions/divestitures, salary and related expenses increased 2.8%. This increase reflects higher base salaries to support growth in certain of our businesses, stock compensation expense and accruals for bonus awards.

Compared to the same period in 2006, first quarter 2007 office and general expenses decreased 7.5% to $495.1 million. Adjusted for currency and the net effect of acquisitions/divestitures, office and general expenses decreased 7.9%, driven by continued reductions in professional fees, mainly for finance-related projects.

Interpublic Group   1114 Avenue of the Americas    New York, NY 10036     212-704-1200 tel     212-704-1201 fax

Non-Operating and Tax

Net interest expense in the first quarter of 2007 was $6.3 million higher compared to the same period in 2006, primarily attributable to non-cash items related to the amortization of issuance costs and deferred warrant costs incurred as a result of the ELF financing transaction completed in the second quarter of 2006.

The income tax benefit in the first quarter of 2007 was $25.7 million, compared to a benefit of $8.8 million in the same period of 2006.

Balance Sheet

At March 31, 2007, cash, cash equivalents and marketable securities totaled $1.52 billion, compared to $1.96 billion at the end of 2006. Total debt was $2.3 billion as of March 31, virtually unchanged from December 31, 2006. As of March 31, 2007, we have reflected our $400.0 million 4.50% Convertible Senior Notes in short-term debt because holders of this debt may require us to repurchase these notes on March 15, 2008 for cash at par.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Carmichael Lynch, Deutsch, Hill Holliday, Mullen and The Martin Agency. For more information, please visit www.interpublic.com.

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Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group   1114 Avenue of the Americas    New York, NY 10036     212-704-1200 tel     212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2006 Annual Report on Form 10-K under Item 1A, Risk Factors, and other SEC filings. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting, including material weaknesses in our control environment;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	potential downgrades in the credit ratings of our securities;
•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in economic growth rates, interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2006 Annual Report on Form 10-K under Item 1A, Risk Factors.

Interpublic Group   1114 Avenue of the Americas    New York, NY 10036     212-704-1200 tel     212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

FIRST QUARTER REPORT 2007 AND 2006 (UNAUDITED)

(Amounts in Millions except Per Share Data)

	Three Months Ended March 31,
	2007	2006	Fav. (Unfav.) % Variance
Revenue:
United States	$806.0	$775.4	3.9
International	553.1	551.6	0.3
Total Revenue	1,359.1	1,327.0	2.4

Operating Expenses:
Salaries and Related Expenses	988.8	950.7	(4.0)
Office and General Expenses	495.1	535.5	7.5
Restructuring and Other Reorganization-Related (Reversals) Charges	(0.6)	0.4	N/A
Total Operating Expenses	1,483.3	1,486.6	0.2

Operating Loss	(124.2)	(159.6)	22.2

Expenses and Other Income:
Interest Expense	(55.0)	(46.1)
Interest Income	28.5	25.9
Other (Expense) Income	(1.5)	0.6
Total (Expenses) and Other Income	(28.0)	(19.6)

Loss before Benefit of Income Taxes	(152.2)	(179.2)
Benefit of Income Taxes	(25.7)	(8.8)
Loss of Consolidated Companies	(126.5)	(170.4)
Loss Applicable to Minority Interests, net of tax	0.4	0.2
Equity in Net Income of Unconsolidated Affiliates, net of tax	0.2	--
Net Loss	(125.9)	(170.2)
Dividends on Preferred Stock	6.9	11.9
Net Loss Applicable to Common Stockholders	$(132.8)	$(182.1)

Loss Per Share of Common Stock – Basic and Diluted	$(0.29)	$(0.43)

Weighted Average Number of Common Shares Outstanding – Basic and Diluted	456.0	426.0

Interpublic Group   1114 Avenue of the Americas    New York, NY 10036     212-704-1200 tel     212-704-1201 fax